Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

Magellan Health to Expand Experience in Special Population Management with the Military and Veterans through Acquisition of Armed Forces Services Corporation

Scottsdale, Ariz. — May 16, 2016 — Magellan Health, Inc. (NASDAQ: MGLN), a leader in complex care and special population management, today announced that it has entered into an agreement to acquire Armed Forces Services Corporation (AFSC), a company with extensive experience providing and managing behavioral health and specialty services to various agencies of the federal government, including all five branches of the U.S. Armed Forces. This acquisition will enhance Magellan’s existing footprint in special population management within the military and veteran communities, as well as other federal agencies. Headquartered in Arlington, Va., AFSC holds approximately 60 contracts with the federal government, and has 1,800 employees and subcontractors, with operations in all 50 states, three territories and eight countries. In 2015, AFSC had net revenues of approximately $135 million, with segment profit of approximately $16.5 million.

“As Magellan continues its work with special populations, this acquisition provides an opportunity for us to leverage our core clinical expertise, network and deep analytical capabilities with AFSC’s capabilities, contracts and relationships, and to grow our existing business as the federal marketplace increasingly seeks value-based solutions,” said Barry M. Smith, chairman and chief executive officer of Magellan Health.

“With this planned acquisition, we will be able to expand our reach into additional organizations that serve the military, veterans and their families, as well as other federal agencies,” said Sam K. Srivastava, chief executive officer of Magellan Healthcare. “In addition to leveraging our capabilities with AFSC’s broad federal footprint, we also have the opportunity to cross-sell our other products and services, such as integrated care management, pharmacy and other specialty services, to the many contracts AFSC holds with the federal government.”

“We are excited to join Magellan Health, a company whose culture is complementary to our own,” said Geoffrey Deutsch, chief executive officer of AFSC. “With similarly aligned missions, we believe that working together as one company, and maximizing the expertise each brings to the table, we will be able to better support those who serve our country so admirably, and also provide additional services to our government partners.”

AFSC manages and provides a variety of behavioral health services including life coaching, counseling, training, rehabilitation, transition assistance, recruitment and retention, and family programs. This proposed acquisition complements Magellan Health’s more than 20 years of experience with the federal government and military programs, providing a full range of behavioral health services including leading-edge programs for suicide prevention and post-traumatic stress disorder. Upon closing, key members of AFSC’s management team will join Magellan.

The base purchase price of the acquisition will be $117.5 million, with an additional earn-out opportunity up to $10 million based on the retention of certain core business of AFSC. The base purchase price of $117.5 million will be paid in cash at closing. Certain key members of AFSC’s management, who are also shareholders, will reinvest a portion of their proceeds in Magellan restricted common stock. The stock is subject to vesting over a two-year period.

The closing of the transaction is expected by the third quarter of 2016, and is subject to the expiration of the Hart-Scott-Rodino Antitrust Act waiting period and other customary closing conditions.

Magellan will update its 2016 guidance to include the impact of the acquisition on its next earnings call in July.

About Magellan Health: Headquartered in Scottsdale, Ariz., Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan develops innovative solutions that combine advanced analytics, agile technology and clinical excellence to drive better decision making, positively impact health outcomes and optimize the cost of care for the members we serve — all within a customer-first culture. Magellan’s customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the expected completion of the acquisition of AFSC, enhancement of special population management capabilities, the future business and growth of AFSC and Magellan Healthcare’s business generally. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 29, 2016.

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